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                                                                     EXHIBIT 5.2

        [LETTERHEAD OF MENDELSOHN ROSENTZVEIG SCHACTER APPEARS HERE]

February 4, 1999

Autodesk, Inc.                          9066-9854 Quebec Inc.
111 McInnis Parkway                     1000 Sherbrooke St. West
San Rafael, California                  27th floor
94903, U.S.A.                           Montreal, Quebec
                                        H3A 3G4

9066-9771 Quebec Inc.
1000 Sherbrooke St. West
27th floor
Montreal, Quebec
H3A 3G4

Ladies and Gentlemen:

RE: REGISTRATION STATEMENT ON FORM S-4

We have examined the Registration Statement on Form S-4 to be filed by Discreet Logic Inc. ("Discreet"), Autodesk, Inc. ("Autodesk"), 9066-9854 Quebec Inc. and 9066-9771 Quebec Inc. with the United States Securities and Exchange Commission on or about this date (the "Registration Statement") in connection with the registration under the United States Securities Act of 1933, as amended, of shares of Common Stock of Autodesk, par value US$0.01 per share (the "Autodesk Shares") and certain shares to be issued by the company resulting from the amalgamation of Discreet, 9066-9854 Quebec Inc. and 9066-9771 Quebec Inc. (the entity resulting from the amalgamation is referred to herein as "New Discreet"). As your Canadian counsel in connection with the transactions described in the Registration Statement (the "Transactions"), we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the Transactions.

It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your legal counsel, to be taken prior to the amalgamation of Discreet, 9066-9854 Quebec Inc. and 9066-9771 Quebec Inc., and upon completion of the proceedings being or proposed to be taken in order to permit such amalgamation to be carried out in accordance with the Companies Act (Quebec), the amalgamation of Discreet, 9066-
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9854 Quebec Inc. and 9066-9771 Quebec Inc. will have been authorized by all necessary corporate action on the part of 9066-9854 Quebec Inc. and 9066-9771 Quebec Inc.

We are also of the opinion that upon conclusion of the proceedings being taken or contemplated by us, as your legal counsel, to be taken prior to the issuance of the New Discreet Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the applicable securities laws, the New Discreet Shares when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and non assessable. We express no opinion as to the shares to be issued by Autodesk in the Transactions.

We are qualified to practice law in the Province of Quebec and do not express any opinion with respect to the laws other than the laws currently in force in the Province of Quebec and the federal laws of Canada applicable therein.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Joint Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto.

Yours very truly,

/s/ MENDELSOHN ROSENTZVEIG SHACTER
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MENDELSOHN ROSENTZVEIG SHACTER